Exhibit 99.1
Cholestech Announces Financial Results for First Quarter of Fiscal 2006
HAYWARD, Calif. — July 27, 2005 — Cholestech Corporation (NASDAQ: CTEC) today announced:
•	Revenue of $15.1 million for the first quarter ended June 24, 2005 compared to $9.6 million for the first quarter of the prior year.

•	Gross margin in the first quarter of FY06 improved from 58.1% to 63.7%, driven by increases in the average selling price (“ASP”) for products in the core LDX analyzer business and a 55% increase in LDX test cassette volume.

•	First quarter ended June 24, 2005 operating income was $2.5 million compared to an operating loss of $580,000 in the first quarter of the prior year.

•	First quarter ended June 24, 2005 net income per fully diluted share was $0.11, compared to net loss per fully diluted share of $0.02 in the first quarter of the prior year.

For the first quarter ended June 24, 2005, Cholestech reported revenue of $15.1 million, representing a 58% increase over revenue of $9.6 million in the first quarter of the prior year. Revenue in the prior year was significantly impacted by the Company’s decision to eliminate quarter end discounts on large volume purchases by its distribution partners. Total revenue grew 58% over the prior year, comprised of 69% growth in the United States domestic market and 9% in international. The LDX product line comprised 97% of total revenue and the GDX product line 3%.
For the first quarter ended June 24, 2005 net income was $1.6 million, or $0.11 per fully diluted share. This compares to the first quarter of the prior year net loss of $345,000, or a net loss $0.02 per fully diluted share.
Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “This first quarter was a strong start to fiscal 2006. Along with good revenue growth, our gross margin increased dramatically over last year, driven by unit volume growth and the end of quarter end discounting. Also during this quarter we received certification from the Cholesterol Reference Method Laboratory Network (CRMLN) validating our efforts to provide the healthcare professional cholesterol results comparable to larger hospital and reference laboratories.”
Pinckert continued, “With additional new products scheduled to launch in fiscal 2006 we believe we are well positioned for good growth into the future and with almost $35 million of cash and cash equivalents in the bank we believe we have the resources to continue to fund that growth.”
Investor Conference Call
The Company will conduct a conference call on fiscal 2006 first quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 540-0559 or, from international locations, (785) 832-2041. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PT on August 10th by dialing (888) 269-5331 or from international locations, (402) 220-7327. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.
About Cholestech
Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.
Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.
Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: the introduction of new products in fiscal 2006 and the Company’s positioning and financial resources for future revenue growth. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the regulatory approval process; market acceptance and demand for our current and future products; risks inherent to future sales growth and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact:	Investor/Press Contact:
Jack Glenn	Jim Byers
Chief Financial Officer	Financial Dynamics
Cholestech Corporation	415-439-4504
510-781-5065	jbyers@fd-us.com
jglenn@cholestech.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Thirteen Weeks Ended
	6/24/2005	6/25/2004

Revenue	$15,065	$9,553

Cost of revenue	5,472	4,004

Gross profit	9,593	5,549

Operating expenses:
Sales & marketing	3,312	2,784
Research & development	1,067	902
General & administrative	2,755	2,443

Total operating expenses	7,134	6,129

Operating income (loss)	2,459	(580)

Net interest and other income	133	15

Income (loss) before income taxes	2,592	(565)

Provision (benefit) for income taxes	1,000	(220)

Net income (loss)	1,592	(345)

Net income (loss) per share:
Basic	$0.11	($0.02)
Diluted	$0.11	($0.02)

Shares used to compute net income per share (loss):
Basic	14,618	14,163
Diluted	14,913	14,163
Note: Prior period amounts have been adjusted for comparative purposes.

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	6/24/2005	3/25/2005

Cash, cash equivalents, marketable securities and long-term investments	$34,681	$33,468

Total assets	$74,065	$74,121

Long-term debt	—	—

Shareholders’ equity	$68,576	$66,592